Exhibit 3.3

CONSULTING AGREEMENT

This Consulting and Stock Purchase Agreement (the “Consulting Agreement”) is made as of April 20, 2020 by and between The3rdBevco Inc., a corporation incorporated under the laws of New York (the “Company”), and William Cavalier, Esq., an individual (“Consultant”).

WHEREAS, Consultant has been and continues to be willing to provide consulting and general counsel services (“Services”) to the Company and the Company is seeking Services of Consultant in connection with the Company’s business and legal advisory needs, and as a senior advisor to the Company’s Chief Executive Officer (“CEO”) in connection with the material transactions, financings and operations of the business as the Company’s General Counsel.

NOW, THERFORE, in reliance on the foregoing premises and in consideration of the agreements, covenants and provision set forth herein, the Company and Consultant agree as follows:

1. Provision of Consulting Services. Consultant shall advise the Company in such areas as market development, strategic planning and provide counsel regarding material legal matters to the CEO (the “Services”). Consultant shall reasonably determine the amount of time required in performing such Services, and to perform the duties hereunder at such times and places in the reasonable discretion of Consultant, in light of the tasks involved. Consultant shall not be required to comply with any established work schedule and shall have no regularly scheduled duties assigned to it by Company. Company shall, in soliciting Consultant’s advice and requesting Consultant’s performance of its duties hereunder, give Consultant reasonable notice and guidance of the same.

2. Compensation. In consideration for the provision of Services by Consultant to the Company, the Company shall pay to Consultant the following:

(a)	$2500 a month payable at the commencement of each month which shall accrue until the SEC deems our REG A Offering approved and upon receipt of investment capital in the minimum amount of $1,000,000.00; From there the monthly fee will increase to $10,000.00.

(b)	an irrevocable grant of Founders Shares of the Company (Common Stock, no par value) (“Common Stock”) in an amount equal two percent (2%) of the currently outstanding Common Stock _______________“Owned Shares”) which shall be certificated and delivered to Consultant on the date hereof. The parties agree that at the time of issuance, because the company is only nominally capitalized, the fair market value of the shares issued is $250.00.

(c)	an additional 1% of the then outstanding Common Stock on the one year anniversary of the date hereof if Consultant remains engaged with the Company as a Consultant hereunder, or the pro rata amount thereof based on days of service hereunder in the event of the expiration or termination of this agreement for any reason (the “Vesting Shares”) which shall be certificated and delivered to Consultant on the later of the termination date or Anniversary Date; and

(d)	Consultant shall be eligible for, but not entitled to a cash bonus payment in an amount determined in the sole discretion of the CEO in light of Consultant’s performance hereunder.

3. Material Event. Notwithstanding anything to the contrary herein, in the event the Company is sold, there is a change in control, or the CEO sells all or part of his shares of Common Stock that he holds as of the date hereof, or in the event the Company is taken public (an “Event”), then the Vested Shares shall immediately vest in their entirety and be immediately certificated and delivered to Consultant. Consultant will then have the right with respect to all shares of Common Stock he then holds to be treated on the same terms and conditions as the Company or the CEO in connection with that Event. If additional shares of Common Stock are to be sold to later investors, the Company will offer to shares of Common Stock to Consultant on the same terms.

4. Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable, documented, out-of-pocket costs and expenses incurred in connection with the performance of his obligations under this Consulting Agreement.

5. Term of Consulting Agreement. This Consulting Agreement may be terminated by either party on 30 days’ notice, and will otherwise expire on the third anniversary of the date hereof (the “Expiration Date”).

6. Confidentiality. Any and all proprietary or confidential information or trade secrets of the Company (the “Proprietary Information”) shall remain the sole property of the Company. Consultant agrees that he shall keep all Proprietary Information confidential and shall not, without the prior written consent of the Company, disclose any Proprietary Information to any third party or use any Proprietary Information to the competitive disadvantage of the Company. Immediately upon the request of the Company, or upon the termination of this agreement, whichever occurs first, Consultant shall return all tangible Proprietary Information held by it, its employees or its agents, and all copies thereof, to the Company.

7. Notices. All notices, demands and requests required under this Consulting Agreement shall be in writing and shall be deemed to have been given if served personally or sent by certified mail or by email to the addressee set forth or such other addresses as either party may designated by notice to the other:

to the Company:	606 Johnson Ave. Suite 1, Bohemia, NY 11716 - pete@laidbeverages.com
to the Consultant:	5517 Channel Isle Drive, Plano, TX 75093 - wsc@williamcavalier.com

Any such notice shall be deemed delivered and received upon such personal delivery, delivery or at the time shown on such return receipt.

8. Severability. The unenforceability, invalidity, or illegality of any provision of this Consulting Agreement, or any part thereof, shall not affect the enforceability, validity or legality of the remainder of any such provision, or of any other provision thereof.

9. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party to bear their own costs and attorney’s fees.

10. Execution and Counterparts. This Consulting Agreement may be executed in any number of counterparts and by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

11. Not Construed Against Drafter. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party’s being deemed to have drafted or structured such provisions.

12. Headings. Paragraph headings used herein are for the convenience of reference only and shall not affect the construction of any provision of the Consulting Agreement.

13. No Assignments. No party hereto shall make any assignment, encumbrance or other transfer of this Consulting Agreement or its interests or rights hereunder without the prior written consent of the other party.

14. Entire Consulting Agreement. This Consulting Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representation of the parties with respect o the subject matter hereof. This Consulting Agreement may not be modified, amended or supplemented or otherwise changed except by writing executed by each of the parties and designated as modification, amended or supplemented hereof.

15. Governing Law. This Consulting Agreement shall be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof.

14. Indemnity. The Company shall indemnify and hold Consultant harmless from any and all loss, costs, liability and damages (including reasonable attorney’s fees) arising out of or connected with, or claimed to arise out of or to be connected with, any act performed or omitted to be performed under this Consulting Agreement, provided such act or omission was taken in good faith, and in the event of criminal proceedings that the indemnity had no reasonable cause to be believe his conduct was unlawful. An adverse judgment or plea of nolo contendere shall not, of itself, create a presumption that the indemnitee did not act in good faith or that he had reasonable cause to believe his conduct was unlawful. Expenses incurred in defending a civil or criminal action shall be paid by the Company upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it be later shown that such person was not entitled to indemnification.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed and delivered by the respective officers or representatives thereunto duly authorized, as of the date hereof.

The3rdBevco Inc.

Peter Scalise
Chief Executive Officer

CONSULTANT

William Cavalier, General Counsel

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